UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.____)
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FIRST INTERSTATE BANCSYSTEM, INC.

(Name of Registrant as Specified in its Charter)

N/A

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FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918
(406) 255-5390
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date:	Friday, May 7, 2010

Time:	8:00 a.m., Mountain Daylight Time

Place:	First Interstate Bank, Operations Center 1800 Sixth Ave. North Billings, Montana 59101
Purposes:	1.	To elect five directors;

	2.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountant firm for the fiscal year ending December 31, 2010; and

	3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Who Can Vote:	Holders of record of our common stock at the close of business on February 28, 2010.

How You Can Vote:	You may vote by attending the meeting in person, or you may vote by marking, signing, and mailing a proxy card to us.
Whether or not you plan to attend the annual meeting, please complete, sign, date and return a proxy card to us. You may download a proxy card from the website referred to in the Notice of Internet Availability of Proxy Materials or you may return the proxy card that we will send to you by mail.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ THOMAS W. SCOTT
Thomas W. Scott
Chairman of the Board of Directors

Billings, Montana
March 26, 2010

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE PROXY CARD THAT YOU MAY DOWNLOAD FROM THE WEBSITE REFERRED TO IN THE NOTICE OR THAT WE WILL SEND TO YOU BY MAIL.

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF
FIRST INTERSTATE BANCSYSTEM, INC.
Solicitation Information
This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.mimics.com/FirstInterstate on or about March 26, 2010. Our board of directors, or our Board, is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 7, 2010. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.
We are pleased to take advantage of the Securities and Exchange Commission, or SEC, e-proxy rules that allow companies to post their proxy materials on the Internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about March 26, 2010. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice. Instructions on how to download a proxy card for voting at the annual meeting will also be contained in the Notice.
Approximately ten days following the initial mailing of the Notice, we will send to shareholders a second mailing containing a copy of the Notice together with a proxy card. Shareholders may choose (i) to download and complete the proxy card from the website referred to in the Notice, or (ii) to complete the proxy card that will be provided in the second mailing. In either case, the proxy card needs to be completed and returned to us in a timely manner in order for the shareholder’s vote to be represented at the annual meeting.
When we refer to the “Company,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our only bank subsidiary.
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee, and you should return your proxy card to your broker or trustee. You should vote on and sign each proxy card you receive.
Who pays the cost of this proxy solicitation?
We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to “beneficial” owners of our common stock.
Is this proxy statement the only way that proxies are being solicited?
In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Voting Information
Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you own shares of our common stock at the close of business on our record date of February 28, 2010.
How many shares of common stock may vote at the annual meeting?
As of the record date, there were 7,810,823 shares of our previously existing common stock outstanding. As previously disclosed, on March 5, 2010, at a special shareholder’s meeting, a majority of our shareholders approved amendments to our articles of incorporation, which, among other things, redesignated our previously-existing common stock as Class B common stock, effected a 4:1 forward stock split of Class B common stock, and created a new class of common stock designated as Class A common stock. We filed our amended and restated articles of incorporation, or our articles of incorporation, with the Secretary of State of Montana on March 5, 2010. After giving effect to the recapitalization approved by our shareholders on March 5, 2010, there were zero (0) shares of Class A common stock outstanding as of the record date and entitled to vote, and 31,243,292 shares of Class B common stock outstanding as of the record date and entitled to vote. At our annual meeting, each share of Class B common stock is entitled to five votes per share, on each matter presented. Our Class A common stock and our Class B common stock is referred to collectively as our “common stock.”
Is there a quorum requirement?
For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.
What is the difference between a “shareholder of record” and other “beneficial” holders?
These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.
How do I vote my shares?
If you are a “shareholder of record,” you can vote your proxy:
•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.
Please refer to the specific instructions set forth on the proxy card.
If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the annual meeting?
If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.
What is the Board’s recommendation on how I should vote my shares?
The Board recommends that you vote your shares FOR the election of all five director nominees and FOR ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
What are my choices when voting?
You may cast your vote in favor of electing the director nominees or you may withhold your vote on one or more nominees. You may cast your vote for or against the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How would my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all five director nominees and FOR the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
Can my broker vote my shares for the proposal regarding the election of directors?
Pursuant to recent rule changes affecting brokers that went into effect in 2010, proposals presented at shareholder meetings are either classified as routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. The election of directors in an uncontested election is a non-routine item. This means that brokers who do not receive voting instructions from you as to how to vote your shares for the election of directors cannot exercise discretion to vote for directors.
Due to these rule changes, at the annual meeting, the election of directors is a non-routine item. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on this proposal, even if you wish to vote as recommended by the Board.
How are votes withheld, abstentions and broker non-votes treated?
Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.
Can I change my vote after I have mailed in my proxy card?
You may revoke your proxy by doing one of the following:
•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s); or

•	attending the annual meeting and voting your shares in person.
What vote is required?
With respect to Proposal Number 1 to elect the director nominees, a plurality of votes are needed to elect a director. This means that the five nominees for director who receive the most affirmative votes will be elected.
With respect to Proposal Number 2 to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, unless a greater number of votes is required by law or by our articles of incorporation, ratification will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.
With respect to all other business which may properly come before the annual meeting, unless a greater number of votes is required by law or by our articles of incorporation, the business will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.
Who will count the votes?
Representatives from First Interstate Bank’s audit department will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.

What if I have further questions?
If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: carol.donaldson@fib.com.
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PROPOSAL ONE
ELECTION OF DIRECTORS
In accordance with our amended and restated bylaws, the number of our directors must be at least five and not more than eighteen. We currently have seventeen directors. The Board is divided into three groups with staggered three-year terms. Charles M. Heyneman will resign as a director, effective May 7, 2010, and his replacement on the Board will be elected at our annual meeting.
A total of five directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The Board has nominated for election as directors:
•	David H. Crum

•	William B. Ebzery

•	John M. Heyneman, Jr.

•	Terry W. Payne

•	Sandra A. Scott Suzor
All of the director nominees, except for John M. Heyneman, Jr., are current members of the Board.
Unless authority to vote is withheld, the person named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the person entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.
The following table sets forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.
BOARD OF DIRECTOR NOMINEES
FOR A THREE-YEAR TERM EXPIRING IN 2013

	Director
Name and Age	Since	Principal Occupation
David H. Crum, 65	2001	President and Chief Executive Officer, Crum Electric Supply, Co., Inc.
William B. Ebzery, 59	2001	Owner, Cypress Capital Management, LLC and Certified Public Accountant
John M. Heyneman, Jr., 42	Nominee	Project Manager, Partnership for Wyoming’s Future
Terry W. Payne, 68	2000	President and Chief Executive Officer of Terry Payne & Co., Inc.
Sandra A. Scott Suzor, 50	2007	Partner and Director of Sales and Marketing, Powder Horn Ranch and Golf Club
A plurality of the shares entitled to vote and present in person or represented by proxy are needed to elect a director. This means that the five nominees for director who receive the most affirmative votes will be elected.
The Board recommends a vote “For” the nominees named above.

DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

Name and Age	Director Since	Term Expires	Principal Occupation

Lyle R. Knight, 64	1998	2012	President, Chief Executive Officer and Director, First Interstate BancSystem, Inc.
Steven J. Corning, 57	2008	2011	President and Chief Executive Officer, Corning Companies
Charles E. Hart, M.D., M.S., 60	2008	2011	President and Chief Executive Officer, Regional Health, Inc.
James W. Haugh, 72	1997	2011	Financial Consultant and Founder, American Capital, LLC
Ross E. Leckie, 51	2009	2012	Retired Partner, KPMG
James R. Scott, 60	1971	2012	Vice Chairman of the Board, First Interstate BancSystem, Inc.
Jonathan R. Scott, 35	2006	2012	Community Development Officer, First Interstate Bank
Julie A. Scott, 38	2003	2012	Trustee, Homer A. and Mildred S. Scott Foundation
Randall I. Scott, 56	2003	2011	Managing General Partner, Nbar5 Limited Partnership
Thomas W. Scott, 66	1971	2011	Chairman of the Board, First Interstate BancSystem, Inc.
Michael J. Sullivan, 70	2003	2011	Partner, Rothgerber Johnson & Lyons, LLP
Martin A. White, 68	2005	2011	Retired Chief Executive Officer and Chairman, MDU Resources Group

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
McGladrey & Pullen, LLP was appointed by the audit committee of the Board as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The audit committee recommended that the Board ratify this appointment.
The Board has ratified the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and is submitting the appointment to our shareholders for ratification at the annual meeting. Representatives of McGladrey & Pullen, LLP are not expected to be present at the annual meeting.
The Board considers McGladrey & Pullen, LLP to be well-qualified and recommends that shareholders vote FOR ratification of its appointment as the Company’s independent registered public accounting firm. Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated.
A majority of the shares entitled to vote and present in person or represented by proxy are needed to appoint an independent registered public accounting firm. This means that McGladrey & Pullen, LLP will be appointed independent registered public accounting firm for the Company if the votes cast by shareholders in favor of the appointment exceed those votes cast in opposition of the appointment.
The Board recommends a vote “For” appointing McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm.
IMPORTANT NOTE
REGARDING CERTAIN INFORMATION
CONTAINED IN THIS PROXY STATEMENT
Unless otherwise indicated, all information relating to shares of our common stock contained in this proxy statement under “Security Ownership of Certain Beneficial Owners and Management,” “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors,” including options, restricted stock, and per share information, gives effect to the recapitalization of our previously-existing common stock which occurred on March 5, 2010, and which, among other things, (1) redesignated our previously-existing common stock as Class B common stock, (2) effected a 4:1 forward stock split of Class B common stock, and (3) created a new class of common stock designated as Class A common stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of February 28, 2010 with respect to the beneficial ownership of our common stock for (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each of the executive officers named in the summary compensation table, and (iv) all directors and executive officers as a group.
Unless otherwise noted below, the address of each five percent or more beneficial owner listed in the table is c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We are not aware of any intent to convert shares of Class B common stock into shares of Class A common stock by any of the stockholders identified in the following table.
Percentage of class beneficially owned as of February 28, 2010 is based on no shares of Class A common stock and 31,243,292 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class B common stock subject to options held by that person that were exercisable on or within 60 days of February 28, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Number of Shares of
	Class B Common
	Stock Beneficially	Percentage of Class
Name of Beneficial Owner	Owned	Beneficially Owned

Officers and Directors
James R. Scott(1)	5,070,484	16.22
Randall I. Scott(2)	4,442,412	14.22
Thomas W. Scott(3)	2,904,212	9.25
Julie A. Scott(4)	1,003,632	3.21
Jonathan R. Scott(5)	948,588	3.04
Lyle R. Knight(6)	720,700	2.28
Sandra A. Scott Suzor(7)	293,696	*
Terrill R. Moore(8)	199,420	*
Edward Garding(9)	188,676	*
Terry W. Payne(10)	173,096	*
Charles M. Heyneman(11)	147,548	*
William B. Ebzery(12)	137,860	*
David H. Crum(13)	58,052	*
James W. Haugh(14)	50,900	*
Julie G. Castle(15)	41,432	*
Michael J. Sullivan(16)	35,408	*
Martin A. White(17)	26,156	*
Gregory A. Duncan(18)	27,372	*
Ross E. Leckie(19)	17,432	*
Steven J. Corning(20)	15,208	*
Charles E. Hart, M.D., M.S.(21)	10,844	*
All executive officers and directors as a group (21 persons)(22)	16,513,128	51.25

5% Security Holders
First Interstate Bank(23)	4,510,212	14.44
Homer A. Scott, Jr.(24)	2,807,300	8.99
John M. Heyneman, Jr.(25)	1,723,156	5.52

*	Less than 1% of the common stock outstanding.

(1)	Includes 2,211,036 shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 shares owned beneficially as President of the James R. and Christine M. Scott Family Foundation, 75,852 shares owned beneficially as conservator for a Scott family member, 4,324 shares owned beneficially as trustee for a Scott family member, 362,216 shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, 17,764 shares owned through our profit sharing plan and 16,056 shares issuable under stock options.

(2)	Includes 3,795,676 shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 45,088 shares owned beneficially as general partner of Nbar5 A Limited Partnership, 429,180 shares owned beneficially as trustee for Scott family members, 9,648 shares owned through our profit sharing plan and 15,836 shares issuable under stock options.

(3)	Includes 23,076 shares owned through our profit sharing plan and 147,808 shares issuable under stock options.

(4)	Includes 27,404 shares owned beneficially as co-trustee for Scott family members and 28,520 shares issuable under stock options.

(5)	Includes 67,188 shares owned beneficially as co-trustee for Scott family members and 16,620 shares issuable under stock options.

(6)	Includes 6,944 shares owned through our profit sharing plan and 360,700 shares issuable under stock options.

(7)	Includes 6,384 shares issuable under stock options.

(8)	Includes 16,572 shares owned through our profit sharing plan and 115,500 shares issuable under stock options.

(9)	Includes 19,056 shares owned through our profit sharing plan and 80,700 shares issuable under stock options.

(10)	Includes 33,096 shares issuable under stock options.

(11)	Includes 3,492 shares owned through our profit sharing plan and 13,144 shares issuable under stock options.

(12)	Includes 34,024 shares issuable under stock options.

(13)	Includes 36,796 shares held in trust for Crum family members and 21,256 shares issuable under stock options.

(14)	Includes 15,836 shares issuable under stock options.

(15)	Includes 4,204 shares owned through our profit sharing plan and 24,000 shares issuable under stock options.

(16)	Includes 15,836 shares issuable under stock options.

(17)	Includes 10,744 shares issuable under stock options.

(18)	Includes 292 shares owned through our profit sharing plan and 10,000 shares issuable under stock options.

(19)	Includes 1,960 shares issuable under stock options.

(20)	Includes 4,464 shares issuable under stock options.

(21)	Includes 4,464 shares issuable under stock options.

(22)	Includes an aggregate of 101,408 shares owned through our profit sharing plan and 976,948 shares issuable under stock options.

(23)	Includes 1,897,180 shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 2,547,000 shares that may be deemed to be beneficially owned as trustee for Scott family members and 66,032 shares that may be deemed to be beneficially owned as trustee for others. Shares owned beneficially by First Interstate Banc, as trustee, may also be owned beneficially by participants in our profit sharing plan, certain Scott family members and others.

(24)	Includes 28,836 shares owned through our profit sharing plan and 16,056 shares issuable under stock options.

(25)	Includes 1,155,792 shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership and 429,180 shares owned beneficially as trustee for Scott family members. John M. Heyneman, Jr. is a 5% security holder and a director nominee.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information, as of December 31, 2009, regarding our equity compensation plans.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	For Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by shareholders (2)	3,577,332	$15.99	1,280,352

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan. See note 18 (stock-based compensation) of our audited financial statements for the fiscal year ended December 31, 2009 included in our annual report on Form 10-K (which does not reflect the effect of the recapitalization approved by our shareholders on March 5, 2010).

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information concerning each of our directors and executive officers.

Name	Age	Position

Thomas W. Scott	66	Chairman of the Board
James R. Scott	60	Vice Chairman of the Board
Lyle R. Knight	64	President, Chief Executive Officer and Director
Terrill R. Moore	57	Executive Vice President and Chief Financial Officer
Edward Garding	60	Executive Vice President and Chief Credit Officer
Gregory A. Duncan	54	Executive Vice President and Chief Operation Officer
Julie G. Castle	49	President, First Interstate Bank Wealth Management
Steven J. Corning	57	Director
David H. Crum	65	Director
William B. Ebzery	59	Director
Charles E. Hart, M.D., M.S.	60	Director
James W. Haugh	72	Director
Charles M. Heyneman (1)	49	Director
John M. Heyneman, Jr.	42	Director Nominee
Ross E. Leckie	51	Director
Terry W. Payne	68	Director
Jonathan R. Scott	35	Director
Julie A. Scott	38	Director
Randall I. Scott	56	Director
Michael J. Sullivan	70	Director
Sandra A. Scott Suzor	50	Director
Martin A. White	68	Director

(1)	Term expires May 7, 2010. Not a nominee for re-election.
Thomas W. Scott has been our Chairman since January 2004 and a director since 1971. Mr. Scott served as our Chief Executive Officer from 1978 through 2003. In addition, Mr. Scott has been Chairman of the board of First Interstate Bank since January 2002 and had been Chairman of the board of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and has been a member of the Federal Reserve Bank Board of Minneapolis since 2007. Mr. Scott is the brother of James R. Scott, the father of Julie A. Scott and Jonathan R. Scott and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor and Randall I. Scott.
James R. Scott has been a director of ours since 1971 and the Vice Chairman of the Board since 1990. He has served as a director of First Interstate Bank since 2007. In addition, Mr. Scott had been a director of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Scott is Chairman of the Padlock Ranch Corporation, Chairman of Scott Family Services, Inc., Managing Partner of J.S. Investments, Trustee of the Homer and Mildred Scott Foundation, board member of the Foundation for Community Vitality and President and board member of the Fountain Valley School. Mr. Scott served as Chairman of First Interstate BancSystem Foundation from 1990 to 2006. Mr. Scott is the brother of Thomas W. Scott and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Lyle R. Knight has been our Chief Executive Officer since January 2004, our President since 1998 and was the Chief Operating Officer of First Interstate Bank from 1998 to 2002. Mr. Knight has also served as a director of ours, First Interstate Bank and First Interstate BancSystem Foundation since 1998. In addition, Mr. Knight had served as CEO and had been a director of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Prior to working for us, Mr. Knight was President and Chief Executive Officer of a large multi-branch bank in Nevada and the President and Chief Executive Officer of a large Arizona-based bank. Mr. Knight is a past member of the Federal Advisory Council. Mr. Knight plans to retire March 31, 2012 and we expect to identify a successor by mid-year 2010.
Terrill R. Moore has been an Executive Vice President of ours since January 2004 and our Chief Financial Officer since 1989. In addition, Mr. Moore has served as a director of First Interstate Bank since 2001 and was a director of First Western Bank and The First Western Bank Sturgis since January 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to his current appointments, Mr. Moore was our Senior Vice President from 1989 through 2003. Prior to joining our management team, Mr. Moore served as controller within our company since 1979.
Edward Garding has been an Executive Vice President of ours since January 2004 and our Chief Credit Officer since 1999. In addition, Mr. Garding has served as a director of First Interstate Bank since 1998 and was a director of First Western Bank and The First Western Bank Sturgis since January 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Garding served as our Senior Vice President from 1996 through 2003, President of First Interstate Bank from 1998 to 2001 and President of the Sheridan branch of First Interstate Bank from 1988 to 1996. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971.
Gregory A. Duncan has been an Executive Vice President and Chief Operating Officer of ours since September 2009 and was our Chief Banking Officer from May 2008 to September 2009. In addition, Mr. Duncan has served as a director of First Interstate Bank since June 2008 and was a director of First Western Bank and The First Western Bank Sturgis since June 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to joining our management team, Mr. Duncan served as President and Chief Executive Officer of Susquehanna Bank PA since October 2005 and Executive Vice President of Susquehanna Bancshares, Inc. since 2000. Prior to those appointments, Mr. Duncan served in various executive positions within Susquehanna Bancshares, Inc. or its subsidiaries since 1987.
Julie G. Castle has been an executive officer of ours since June 2008 and President of Wealth Management of First Interstate Bank since July 2007. In addition, Ms. Castle has served as a director of First Interstate Bank since June 2008 and was a director of First Western Bank and The First Western Bank Sturgis since June 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to joining our management team, Ms. Castle served as Senior Vice President and Regional Executive of Bank of America in Boston, Massachusetts from 2003 to July 2007. Prior to those appointments, Ms. Castle served in various executive positions within Bank of America since 1988.
Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as President and Chief Executive Officer of Corning Companies and has been the owner, President and Broker of Corning Companies Commercial Real Estate Services since 1979.
David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been President and Chief Executive Officer of that company since its inception.
William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975.
Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart has been the President and Chief Executive Officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming since 2003. Dr. Hart serves as a director of the South Dakota Foundation for Medical Care, as a member of the Governor’s South Dakota Health Care Commission, as a board member of the Rapid City Chamber of Commerce and as a member of the Black Hills State University Advisory Board. Dr. Hart is also a faculty member of the University of South Dakota Sanford School of Medicine.
James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm where he served as National Practice Director, Bank Tax Services. Mr. Haugh was employed by KPMG, LLP for 25 years, including 21 years as a partner. Since January 2010, he has been an advisor to a national CPA firm and is currently a director of certain privately held companies. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004.
Charles M. Heyneman has been a director of ours since 2004. Mr. Heyneman is a director of First Interstate Bank Foundation. Mr. Heyneman has served as an information technology project manager for First Interstate Bank since 2004 and as an enterprise architect for First Interstate Bank since 2006. Prior to this appointment, Mr. Heyneman was an application developer for i_Tech Corporation, a former nonbank subsidiary of ours, from 2000 to 2004 and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott and the cousin of Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
John M. Heyneman, Jr. is a director nominee. Mr. Heyneman is based in Sheridan, Wyoming as a project manager for the Partnership for Wyoming’s Future, which is a program of the Sonoran Institute, a non-profit organization based in Tucson, Arizona. Mr. Heyneman has served in this capacity since November 2009. From 2005 to November 2009, Mr. Heyneman served as the General Manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an Assistant Manager at Padlock Ranch, in Dayton, Wyoming. Mr. Heyneman served as a director of First Interstate Bank from 1998 to 2004, and also as a trustee of the First Interstate BancSystem Foundation from 1998 to 2002. Mr. Heyneman is the brother of Charles M. Heyneman, the nephew of James R. Scott and Thomas W. Scott, and the cousin of Sandra A Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Ross E. Leckie has been a director of ours since May 2009. Mr. Leckie is a certified public accountant. Although recently retired, he continues to provide advisory services on a selective basis for global and domestic financial services companies. In October 2008, Mr. Leckie completed a 27 year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie was based in Germany, where, most recently, he served as the lead partner for a major global investment/universal bank. In addition, he had been serving as a KPMG senior technical and quality review partner for a major global investment/universal bank based in Switzerland.
Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as President and Chief Executive Officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Mr. Payne has also been part-owner and Chairman of the board of directors of Payne Financial Group, Inc. since 1993. Mr. Payne has also been a member of the boards of directors of several private Washington companies.
Jonathan R. Scott has been a director of ours since 2006. Mr. Scott has served as community development officer of First Interstate Bank since June 2008. Prior to that appointment, Mr. Scott served as President of FIB CT, LLC, d/b/a, Crytech from 2004 to 2008. Crytech is a nonbank subsidiary of ours. Prior to that appointment, Mr. Scott was an employee of First Interstate Bank from 1998 to 2004 serving in the Financial Services and Marketing Divisions. Mr. Scott is the son of Thomas W. Scott, the brother of Julie A. Scott, the nephew of James R. Scott and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.
Julie A. Scott has been a director of ours since 2003. Ms. Scott serves as a Trustee for the Homer A. and Mildred S. Scott Foundation. Ms. Scott was a commercial loan officer at the Sheridan, Wyoming branch of First Interstate Bank until August 2005. Prior to that appointment, Ms. Scott served in various management and other banking positions within our company since February 1994, including serving as branch manager of the Billings Grand Avenue branch from 2001 to 2003. Since August 2005, Ms. Scott has devoted her full time attention to personal investment and family matters. Ms. Scott is the daughter of Thomas W. Scott, the sister of Jonathan R. Scott, the niece of James R. Scott and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.
Randall I. Scott has been a director of ours since 2003 and previously served as a director of ours from 1993 to 2002. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999 and Chairman of the foundation since 2006. Mr. Scott has also served as Vice Chair of Scott Family Services since 2003. Previously, Mr. Scott worked in various capacities for the company over a period of 19 years including as a Trust Officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through

1998. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott and the cousin of Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott and Jonathan R. Scott.
Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan has been a partner of the Denver, Colorado law firm of Rothgerber Johnson & Lyons, LLP since 2003, practicing in Casper Wyoming and was special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm since 1964, taking leave to serve as U.S. Ambassador to Ireland from 1998 to 2001 and as Governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. and Sletten Construction, Inc. since 2002 and Kerry Group PLC since 2004.
Sandra A. Scott Suzor has been a director of ours since 2007 and previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the Director of Sales and Marketing for Powder Horn Ranch and Golf Club since 1995. In addition, Ms. Suzor has also owned Powder Horn Realty, a full service real estate brokerage, since 1997. Ms. Suzor has also served as a director of First Interstate BancSystem Foundation since 2002. Ms. Suzor is the Chairperson of the Homer and Mildred Scott Foundation. Ms. Suzor also is a partial owner and serves as Vice Chair of Sugarland Enterprises, is an owner of Bison Meadows, LLC, a real estate development company, and is a partner of Powder River Partners LLC, a real estate leasing company. Ms. Suzor is the niece of James R. Scott and Thomas W. Scott and the cousin of Charles M. Heyneman, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Martin A. White has been a director of ours since 2005. Mr. White is a director of Mainline Management, LLC and managing partner of Buckeye Partners. Mr. White was the Senior Advisor of the Tharaldson School of Business and Technology of the University of Mary from August 2006 to August 2007. From 1991 to August 2006, Mr. White served in various executive officer positions with MDU Resources Group, Inc., including Chief Executive Officer from 1998 to August 2006 and Chairman of the board of directors from 2001 to August 2006. Mr. White currently serves as the Chairman of the Board of Trustees at the University of Mary and as a director of Plum Creek Timber Company, Inc.
Board and Committee Matters
Our Class A common stock has been approved for listing and trading on the NASDAQ Stock Market. Members of the Scott family, collectively own approximately 79% of our common stock, and thus control us. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements. Notwithstanding the voting control maintained by members of the Scott family, such members are not deemed a group for purposes of the “controlled company” NASDAQ Marketplace Rules. Therefore, upon completion of our public offering of Class A common stock, we will not be a “controlled company.” In the near term following the offering, however, certain members of the Scott family holding more than 50% of the voting power of our common stock intend to form a group for purposes of qualifying the Company as a “controlled company.”
As a “controlled company,” we may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.
Regardless of whether a company is a “controlled company,” however, the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:
•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statement of the company or any current subsidiary of the company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement.
At such time as we become a “controlled company,” we will provide notice to our stockholders. We will continue to maintain a majority of independent directors on our Board, but intend to add several directors to our compensation committee and our governance & nominating committee who do not qualify as independent directors.
During 2009, the Board met 7 times with each serving director attending at least 75% of the meetings. The Board is accountable to our stockholders to build long-term financial performance and value and to assure that we operate consistently with stockholder values and strategic vision. The Board’s responsibilities include:
•	identifying organizational values and vision on behalf of our stockholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to stockholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or stockholder; and

•	establishing policies for board operations.
Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to the NASDAQ Marketplace Rules governing independent board members. The Board has determined that the following directors are independent in accordance with such standards:
•	Steven J. Corning

•	David H. Crum

•	William B. Ebzery

•	Charles E. Hart, M.D., M.S.

•	James W. Haugh

•	Ross E. Leckie

•	Terry W. Payne

•	Michael J. Sullivan

•	Martin A. White
In its determination of independence, the Board also considered the following: (1) the Company conducts banking and credit transactions in the ordinary course of business with certain independent directors, and purchases insurance through an agency in which Mr. Payne has a controlling ownership interest, as described under “Certain Relationships and Related Transactions;” (2) the Company purchases electrical services from an entity owned by Mr. Crum; and (3) Padlock Ranch Corporation, an entity owned by certain members of the Scott family, obtains financial consulting services from Mr. Haugh, who is also a director of such entity. None of these transactions or relationships were deemed by the Board to impair the determination of independence for these directors.
We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology committee and an audit committee, all established by our Board and each of which consists of members of the Board.
In addition to these committees, our Chairman and Vice Chairman of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.
Credit Committee. Credit committee members currently include William B. Ebzery (Chair), Steven J. Corning, Lyle R. Knight, James R. Scott, Jonathan R. Scott, Julie A. Scott and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio and credit policies that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met 12 times in 2009 with each serving committee member attending at least 75% of the meetings.
Executive Committee. Executive committee members currently include James R. Scott (Chair), Steven J. Corning, James W. Haugh, Charles M. Heyneman, Lyle R. Knight, Jonathan R. Scott, Randall I. Scott and Thomas W. Scott. The executive committee is to function and act on behalf of the Board between regularly scheduled board meetings, usually when time is critical and to assist the Board in carrying out its responsibility to monitor the company’s capital management policy. The executive committee met 15 times in 2009 with each serving committee member attending at least 75% of the meetings.
Compensation Committee. Compensation committee members currently include Martin A. White (Chair), Terry W. Payne and Michael J. Sullivan. All members of the compensation committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules. The compensation committee has the following responsibilities:
•	reviewing and approving corporate goals relevant to compensation for executive officers;

•	evaluating the effectiveness of our compensation practices in achieving our strategic objectives, in encouraging behaviors consistent with our values and in aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our Board Chairman and Vice Chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for Board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding plans subject to Title I of the Employment Retirement Income Security Act of 1974, as amended; and

•	administering incentive compensation and other employee benefit plans.
The compensation committee met 9 times during 2009 with each serving committee member attending at least 75% of the meetings, with the exception of Martin White who attended 56% of the meetings. A current copy of the compensation committee charter is available to stockholders on our website at www.firstinterstatebank.com.
Governance & Nominating Committee. Governance & nominating committee members currently include Michael J. Sullivan (Chair), Terry W. Payne and James W. Haugh. All members of the governance & nominating committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules. The governance & nominating committee has the following responsibilities:
•	ensuring we have an effective and efficient system of governance, including development of criteria for Board membership;

•	identifying, screening and recommending candidates to the Board;

•	nominating candidates for election to the Board at our annual meeting of stockholders;

•	filling vacancies on the Board that may occur between annual meetings of stockholders;

•	overseeing the orientation, development and evaluation of Board members; and

•	evaluating services provided to and communications with shareholders.
The governance & nominating committee met 4 times in 2009 with each serving committee member attending at least 75% of the meetings.
The Board has reviewed, assessed the adequacy of and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to stockholders on our website at www.firstinterstatebank.com.
When formulating its recommendations for director nominees, the governance & nominating committee will consider recommendations offered by our chief executive officer, stockholders who are members of the Scott family, other stockholders and any outside advisors the governance & nominating committee may retain.
The Scott family, through a family council, makes recommendations to the governance & nominating committee with respect to candidates for Board membership from the Scott family. The governance & nominating committee gives due and significant consideration to recommendations made by the Scott family. All candidates for the Board are evaluated on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. These same qualifications, attributes and skills, together with the business experience described above with respect to each director, led to the conclusion that our existing Board members should serve as directors of our company.
We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59101, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” contained herein.
Technology Committee. Technology committee members currently include David H. Crum (Chair), Charles E. Hart, M.D., M.S., Lyle R. Knight, James R. Scott and Thomas W. Scott. The technology committee’s primary responsibility is to monitor the alignment between our overall business strategies and our information technology strategic plan. The technology committee met 6 times in 2009 with each serving committee member attending at least 75% of the meetings.
Audit Committee. Audit committee members currently include Ross E. Leckie (Chair), James W. Haugh, David H. Crum, William B. Ebzery and Charles E. Hart, M.D., M.S. All members of the audit committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines. The audit committee has the following responsibilities:
•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management functions;

•	reviewing and recommending the appointment or dismissal of the general auditor selected to develop and carry out the annual audit;

•	reviewing and approving the annual report on Form 10-K;

•	reviewing and approving the quarterly reports on Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations, our policies and our codes of ethics;

•	appointing or dismissing the external auditors;

•	meeting with the external auditors to discuss the results of the annual audit and any related matters; and

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.
The audit committee met 9 times during 2009 with each serving committee member attending at least 75% of the meetings.
The Board has determined that each of William B. Ebzery, Ross E. Leckie and James W. Haugh qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The Board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available on our website at www.firstinterstatebank.com.
Our Board’s Leadership Structure
Currently, the offices of Chairman of the Board and Chief Executive Officer are separate. Our Chairman is Thomas W. Scott, and our President and Chief Executive Officer is Lyle R. Knight. The Chairman of the Board is responsible for presiding at meetings of the Board and exercising such other powers and duties as set forth in our amended and restated bylaws and as may from time to time be assigned to him by the Board. The Chief Executive Officer is responsible for general supervision, direction, and control of our business and affairs, and ensuring that all orders and resolutions of the Board are carried into effect. The Board believes that our existing corporate governance structure best serves the current needs of our company and our shareholders.
Our Board’s Role in Risk Oversight
It is the responsibility of management to identify, assess and manage our exposure to risk. Our Board and its committees play an important role in overseeing management’s performance of its responsibilities relating to risk management. In general, this oversight includes monitoring the amounts and types of risk taken by management in executing our business strategy and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s board of directors, members of which include certain of our directors.

In most cases, our respective Board committees are responsible for oversight of specific risks as outlined in each of their respective charters. For example, the credit committee’s risk oversight responsibilities include oversight of the annual credit plan, lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the audit committee has been delegated responsibility for oversight of risks associated with our internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing responses to reports of examination. The compensation committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The executive committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength.
In addition to the oversight of risk management by our Board and its committees, the Bank’s board of directors and its committees have responsibility for overseeing management of the Bank’s lending activities, liquidity and capital positions, asset quality and investment strategies.
Our Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management activities directly from management. Likewise, at each regular meeting of our Board, the chairs of each of our Board committees report to the full Board regarding their respective meetings and oversight activities.
Our Board, including its chairman, is ultimately responsible for evaluating the performance of our chief executive officer, and our performance in the area of managing risks is one of the criteria reviewed by the compensation committee in the evaluation process.
Board Diversity
The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Board of Directors Governance Standards, however, require the Board’s governance & nominating committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members, including racial and ethnic background and gender; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.
Principal Accounting Fees and Services
The audit committee appointed McGladrey & Pullen, LLP as our independent auditor for the fiscal year ending December 31, 2010. McGladrey & Pullen, LLP has been our independent auditor since March 2004. Representatives of McGladrey & Pullen, LLP are not expected to be present at the annual meeting and, therefore, will not have an opportunity to make a statement if they desire to do so or be available to respond to appropriate questions.

The following table summarizes the aggregate fees billed to us by McGladrey & Pullen, LLP for professional services rendered in 2008 and 2009:

	2008	2009
Audit fees(1)	$428,500	$439,000
Audit-related fees(2)	111,581	—
Tax fees	—	—
All other fees	—	—

(1)	Audit fees for 2008 and 2009 include fees associated with the annual audit, FDICIA related work and reviews of our quarterly reports on Form 10-Q. All audit fees were approved by the audit committee.

(2)	Audit-related fees for 2008 were associated with implementation of Section 404 of the Sarbanes-Oxley Act related to internal control over financial reporting and implementation of FAS 123(R). Additionally, audit-related fees for 2008 included agreed-upon procedures related to the acquisition of the First Western bank entities in January 2008 and other services related to the acquisition. All audit-related fees were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
After our registered public accounting firm has been retained by us, following approval by the audit committee and the Board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Ross E. Leckie, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.
Report of the Audit Committee of the Board of Directors
February 17, 2010
To the Board of Directors of First Interstate BancSystem, Inc.:
We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.
We have discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
We have received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the independent accountant its independence.
Based on the reviews and discussions referred to above we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ross E. Leckie	James W. Haugh	David H. Crum	William B. Ebzery	Charles E. Hart, M.D., M.S.

Communication with the Board
We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.
Financial Code of Ethics
Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers. The purposes of the code of ethics are as follows:
•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.
Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.firstinterstatebank.com.
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COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during 2009, as well as the other individuals included in the summary compensation table, are collectively referred to as the “named executive officers.”
The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The independent members of the compensation committee annually review and determine the salary, bonus and equity compensation awarded to our chief executive officer, or CEO. The independent members of the compensation committee also review all executive officers’ compensation with non-binding recommendations from the CEO. The compensation committee oversees the administration of our equity plans and incentive compensation plans. The compensation committee is also responsible for oversight of executive officer succession planning. The compensation committee charter, a copy of which is posted on our website at www.firstinterstatebank.com, sets forth the various responsibilities and duties of the compensation committee. The charter is periodically reviewed and revised as appropriate. The compensation committee in its annual review of the charter determined that the charter, as recently revised, was appropriate with regard to the responsibilities and duties as specified therein.
2009 Company Performance. In considering executive compensation, the compensation committee took into account the company’s 2009 financial performance. Net income to common stockholders totaled $50,441,000, or $1.59 per diluted share, as compared to $67,301,000, or $2.10 per diluted share for 2008. Return on average common equity was 9.98% in 2009, as compared to 14.73% in 2008 and return on average assets was 0.79% in 2009, as compared to 1.12% in 2008.
In 2009, we continued to face one of the most challenging banking environments in history. Although our market areas were not as severely impacted by the recession as other areas, we experienced adverse effects and earnings pressure. The economic downturn and market turmoil not only affected our company’s performance, but the decisions of the compensation committee as well. As discussed below, the committee awards executive bonuses based on corporate performance and on the achievement of specified performance objectives.
Although our earnings were lower in 2009 from 2008, the company’s operating performance during 2009 was favorable compared to the negative performance of many regional and national banking institutions. Therefore, the compensation committee approved increases ranging from approximately $9,000 to $22,000 for each of the named executive officers. Even with the increases, however, bonuses for the executive officers were still significantly lower than in years prior to 2008 due to lower earnings.
Target bonus for 2010 is set at 50% of the base salary for the CEO, 45% for the Chief Operating Officer and 40% for the other named executive officers. Actual payout for 2010 is to be a percentage of that target based on actual performance of six key strategic objectives and on meeting budgeted net income, with discretion to be applied.
Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with company performance, the employee’s department performance and individual performance. As an employee’s level of responsibility increases, there is a more significant level of pay tied to company performance. The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all stockholders. The Company discourages undue risk taking by reserving the right to use discretion in the payout of incentives.
Executive Compensation Policy. Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The compensation committee seeks to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of specified performance objectives, and (b) long-term incentives of stock option and restricted stock awards through our equity compensation plan. The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations. Long-term compensation, through the award of stock options, restricted stock or other equity-related vehicles, encourages growth in management stock ownership, which leads to expansion of management’s increased commitment to our long-term performance and success.
In 2008, the compensation committee made a comprehensive review of our executive compensation. The committee engaged the services of Pearl Meyer & Partners, a leading compensation consulting firm, to assist in this review and to provide competitive market data for a comparable group of banks. Pursuant to the terms of its engagement, the consulting firm reported directly to the compensation committee. Pearl Meyer & Partners prepared a custom peer group of similar companies that included 22 publicly-traded banks, primarily with multi-state operations and total assets ranging from $3.0 billion to $15.0 billion. Excluded from the group were banks with dissimilar operations, banks in California and the East Coast, and thrifts. Also included as part of our peer group market data was data from multiple survey sources, including the Mercer Financial Services Suite and the Watson Wyatt Financial Institutions Survey for banks of similar asset size and regional scope. The compensation committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group.
Relation of Compensation Policies and Practices to Risk Management. After reviewing our compensation philosophy and our executive compensation policy and programs, the compensation committee concluded that our executive incentive and other compensation programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers that could threaten the value of our company. We do not believe that our current compensation policies and practices applicable to executive officers and all other employees create risks that are reasonably likely to have a material adverse effect on us.
Role of Executive Officers in Compensation Decisions
The independent members of the compensation committee make all compensation decisions for the CEO and approve equity awards for all of our elected officers. The CEO makes non-binding recommendations for the non-equity compensation of the other executive officers. Decisions regarding the non-equity compensation of executive officers are reviewed and evaluated by the compensation committee, with input from the CEO. The CEO annually reviews the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee may exercise its discretion to accept, reject or modify any recommended awards or adjustments to executives.
2009 Executive Compensation Components
For the fiscal year ended December 31, 2009, the principal components of compensation for the named executive officers were:
•	base salary;

•	short-term incentive bonuses;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.
Base Salary. The compensation committee approved the 2009 base salary of the CEO and ratified the 2009 compensation of other executive officers, including the named executive officers, as recommended by the CEO. In approving or ratifying the base salary of each executive officer, the compensation committee relied on market data provided by our internal human resources department.
In establishing base salary for 2010, the compensation committee has relied on the executive total compensation data originally provided by Pearl Meyer & Partners in 2008 and updated by our internal human resources department in 2009. Increases in base salary were based upon a merit matrix increase table using a combination of the level of achievement of individual performance objectives listed in each executive officer’s work plan and the executive salary relative to the market value of comparable executives. For 2010, the merit matrix increase table was based around a 2% midpoint increase for an executive who is meeting performance expectations. In addition, an increase was granted to Mr. Duncan for 2010 given his appointment as chief operating officer.
Short-term Incentive Compensation. Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to company performance for the year. For 2009, the named executive officers had targeted bonus amounts ranging from 40% to 50% of their base salaries. The varying percentages reflect the compensation committee’s belief that as an executive officer’s duties and responsibilities increase, the officer will be increasingly rewarded for our performance. Actual 2009 bonus payouts ranged from 30% to 38% of their base salaries due to the Company’s lower level of earnings. The level of achievement of specified performance objectives established for each executive officer was taken into account in determining the actual payouts. Performance objectives in determining 2009 executive officer bonuses included achieving the financial forecast for net income and the level of performance related to six key strategic objectives.
Long-term Equity Incentive Compensation. Long-term equity incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants and restricted stock awards, thereby aligning their interests with those of our stockholders. In 2009, the compensation committee targeted long term incentives for all the named executives at 50% of current salary. For the targeted amount to be awarded in stock options, the actual number of options is established using the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Because there historically has not been an established trading market for our stock, the committee believes using peer group volatility has resulted in a more representative value of our stock for compensation purposes over the years.
Our named executive officers as well as certain other officers were granted a mix of restricted stock and stock options under our equity compensation plan. The value of the long term incentive granted to each officer was based primarily on the individual’s ability to influence our long-term growth and profitability. The compensation committee believes this mix of long term incentive vehicles affords a desirable long-term compensation method because it closely aligns the interest of management with stockholder value. The equity compensation plan assists us by:
•	enhancing the link between the creation of shareholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.
All awards under our equity compensation plan are made at an exercise price equal to the market price of the underlying common stock at the time of the award. Annual awards of long term incentives to executives have historically been approved at the compensation committee’s regularly scheduled meeting in January.
The compensation committee changed long-term incentive compensation in 2009 from 100% stock options to a mix of stock options, time vested restricted stock and performance vested restricted stock. For all of the named executive officers, the compensation committee approved 2009 awards using a mix of 15% of salary in the form of stock options, 15% of salary in the form of time vested restricted stock and 20% of salary in the form of performance vested restricted stock. The performance restrictions are based on the three-year ROA (return on asset) average of our company compared to the SNL index of commercial banks with total assets between $4.0 billion and $12.0 billion. This change was made for the following reasons: (1) the committee wanted to achieve an appropriate balance of long-term incentives; (2) the committee perceived restricted stock as having a stronger link than stock options to executive ownership, retention and long-term performance; and (3) the use of restricted stock makes for improved comparability of our total compensation and long-term incentives to other peer group banks, given the growing trend of banks utilizing restricted stock as a form of equity compensation. The compensation committee has approved the same mix of equity compensation for 2010.
Perquisites and Other Personal Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
The named executive officers are provided participation in the plans and programs described above and health and group life and disability insurance. Additional benefits offered to the named executive officers may include some or all of the following: individual life insurance as described below under “—Endorsement Split Dollar Benefit,” payment of social club dues, individual long-term disability insurance, dividends on unvested restricted stock, and use of a company automobile.
Retirement and Related Plans. We maintain a profit sharing plan for all non-temporary employees. Contributions are made on a quarterly basis at the discretion of the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature and we make matching contributions with respect to such deferrals. We also sponsor a healthcare plan for active and retiring employees and directors who meet certain requirements
Compensation of Chief Executive Officer. For the fiscal year ended December 31, 2009, we paid Lyle R. Knight, CEO, a salary of $544,677. The compensation committee has reviewed all components of the CEO’s compensation, including salary, bonus, equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to us of all perquisites and other personal benefits and the earnings and accumulated payout obligations under our deferred compensation plan.
Mr. Knight’s compensation package was determined to be reasonable by the compensation committee based on their review of our peers’ executive total compensation data. As a result of the challenging business environment, actual CEO payouts in our peer group and the community bank industry have trended lower in the past two years. Many banks paid lower than target short-term incentives and/or equity grants as a result of declining performance. Mr. Knight’s compensation package, including bonus, was higher than those granted to other executives of ours in recognition of his responsibilities and his performance in his position. In establishing Mr. Knight’s compensation package, work plan objectives reviewed included development and implementation of operating plans to achieve earnings goals, continuation of strategic planning processes, integration of the First Western bank subsidiaries, risk management, regulatory compliance, community visibility and stockholder relations.
As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes, except in certain situations. Directors of the compensation committee who are not independent abstain or recuse themselves from actions related to officers and directors that involve equity based awards and other performance-type compensation
Employment Contracts
We do not currently have employment agreements with any of our executive officers.
Endorsement Split Dollar Benefit
We have obtained life insurance policies covering three of the named executive officers. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to their designated beneficiary. The endorsement split dollar agreement will provide post retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.
We have obtained an additional life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby $100,000 of the policy death benefit is payable to their designated beneficiary if they are employed by us at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of the banking subsidiary. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.
Equity Compensation Plans
Stock options that are currently outstanding under our equity compensation plans are exercisable for shares of our Class B common stock. Future awards of stock options, restricted stock and other securities under our equity compensation plans will be exercisable for shares of our Class A common stock.
2006 Equity Compensation Plan. Our 2006 equity compensation plan is an omnibus equity compensation plan pursuant to which we may grant equity awards to our directors, officers and other employees. The 2006 plan (1) consolidates into one plan the benefits available under the following equity compensation plans previously adopted: (A) our 2001 stock option plan; (B) our 2004 restricted stock award plan; (C) our director stock compensation plan; and (D) our officer stock benefit plan; and (2) provides additional benefits as contained in the plan.
The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.
The 2006 Plan contains the following important features:
•	The initial number of shares of common stock reserved under the 2006 plan is 3,000,000, which was approximately 9.2% of our previously-existing common stock outstanding at the time of stockholder approval.

•	Awards under the 2006 plan are subject to broad discretion by the committee administering the plan.

•	Stock options must be granted at an exercise price that is not less than the fair market value of the common stock on the date of grant. Stock options granted under the 2006 plan will be nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the Board.
The purpose of the 2006 plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our stockholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation methods and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.
The 2006 plan permits awards of stock options, restricted stock and other stock awards. All awards made under the 2006 plan after the public offering of our Class A common stock will be in shares of Class A common stock. Participants include any person who is designated by the Board to receive one or more benefits under the 2006 plan. Awards are generally made to executive officers in the first quarter of each year. In February 2010, we made the following awards of restricted stock, subject to applicable vesting conditions: 0 shares to Mr. Knight; 6,108 shares to Mr. Moore; 6,068 shares to Mr. Garding; 6,132 shares to Mr. Duncan; and 5,256 shares to Ms. Castle. In addition, in February 2010, we made the following awards of stock options, subject to applicable vesting conditions: 0 shares to Mr. Knight; 6,336 shares to Mr. Moore; 6,284 shares to Mr. Garding; 6,360 shares to Mr. Duncan; and 5,440 shares to Ms. Castle.
Employee Stock Purchase Plan. Our employee stock purchase plan allows us to grant rights to our directors, officers, other employees and the trustee of our profit sharing plan to purchase shares of our common stock. This plan contains the following important features:

•	The timing and number of shares offered to participants is determined by the committee administering the plan.

•	Awards under the plan are subject to broad discretion by the committee administering the plan.

•	Shares of common stock must be purchased at the fair market value of the common stock at the time of offer.

•	There is no fixed term for the plan, and the plan continues in effect until terminated by the Board.
The purpose of our employee stock purchase plan is to align the interests of our directors, officers and other employees with the interests of our stockholders by providing them with equity ownership opportunities. Following the offering of our Class A common stock, we anticipate there will be no purchase rights awarded under the employee stock purchase plan given the opportunity for individuals to buy stock directly in the open market.
Deferred Compensation Plans
In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (1) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement and (2) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive nonqualified deferred compensation plan. The restated plan allows eligible employees, as determined by our Board or compensation committee and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator. We make discretionary contributions on behalf of a participant for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions on behalf of a participant may be made at the discretion of the Board. The deferral account of each participant is credited or debited with investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.
Report of the Compensation Committee of the Board of Directors
The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Martin A. White	Terry W. Payne	Michael J. Sullivan
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Prior to March 2010, James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor served on our compensation committee. Thomas W. Scott serves as Chairman of the Board, for which he is compensated as described below. James R. Scott serves as Vice Chairman of the Board, for which he is compensated as described below. See “—Compensation of Executive Officers—Director Compensation.”
Each of James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor has a 2.4% ownership interest in Scott Family Services, Inc., or SFS, which provides professional services that benefit us and the Scott family. In addition, James R. Scott and Randall I. Scott serve as Chairman and Vice Chairman of the board of directors of SFS, respectively. Terry W. Payne is Chairman and part-owner of Payne Financial Group, Inc., an insurance agency that provides insurance for us. Thomas W. Scott is the owner of Aerotomas LLC, an entity that leases aircraft to us and to whom we lease facilities and pilot services. See “Certain Relationships and Related Transactions” below.

None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the Board or as a director of ours during 2009.
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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Name and				Stock	Option	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation		Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)		($)

Lyle R. Knight	2009	$544,677	$207,442	$529,993	$—	$70,970	(4)	$1,353,082
President & Chief	2008	526,155	185,500	—	105,342	61,927	(4)	878,924
Executive Officer	2007	476,923	315,783	—	141,542	73,465	(4)	1,007,713
Terrill R. Moore(5)	2009	261,385	79,648	88,804	6,176	28,455	(5)	464,468
Exec. Vice President &	2008	230,882	59,267	—	26,190	26,520	(5)	342,859
Chief Financial Officer	2007	237,846	136,000	—	35,190	29,455	(5)	438,491
Edward Garding	2009	259,385	79,040	88,208	6,128	28,395		461,156
Exec. Vice President	2008	251,077	70,560	—	26,190	25,353		373,180
& Chief Credit Officer	2007	238,164	96,000	—	35,190	27,720		397,074
Gregory A. Duncan (6)	2009	262,384	89,946	89,250	6,201	23,873	(6)	471,654
Exec. Vice President &	2008	151,038	71,400	—	28,550	136,190	(6)	387,178
Chief Operating Officer	2007	—	—	—	—	—		—
Julie G. Castle(7)	2009	223,846	68,400	73,531	5,107	229,558	(7)	600,442
President,	2008	209,200	58,800	—	17,460	429,966	(7)	715,426
First Interstate Bank	2007	—	—	—	—	—		—
Wealth Management

(1)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time and performance restricted stock awards. Mr. Knight has been granted two awards of 14,228 shares each of performance restricted stock. At the time of grant, the awards were intended to provide a long-term incentive award for the then remaining term of Mr. Knight’s employment. Each award was valued at $18.63 per share on the date of grant. However, one of the awards is based on qualitative performance which must be re-measured at the end of each reporting period. As of December 31, 2009, the stock under this award was valued at $15.38 per share. Mr. Garding has been awarded 2,028 shares of time restricted and 2,708 shares of performance restricted stock. Mr. Moore has been awarded 2,040 shares of time restricted and 2,728 shares of performance restricted stock. Mr. Duncan has been awarded 2,052 shares of time restricted and 2,740 shares of performance restricted stock. Ms. Castle has been awarded 1,692 shares of time restricted and 2,256 shares of performance restricted stock. These equity-based awards are valued at $18.63 per share as of the grant date.

(2)	The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The amounts shown reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans and premiums paid by us for individual long-term disability insurance and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)	The amounts in the All Other Compensation column for Mr. Knight also reflect imputed income from the personal use of a company vehicle and costs paid by us for personal executive medical examinations.

(5)	Terrill R. Moore took a sabbatical leave of absence for a portion of 2008. He received 50% of his base salary compensation for August and September 2008. The amounts in the All Other Compensation column for Mr. Moore also include amounts paid by us for social club dues.

(6)	Gregory A. Duncan became an executive officer in May 2008. Amounts in the table reflect his compensation from the date of employment. The amount in the All Other Compensation column for Mr. Duncan includes a signing bonus of $50,000 and moving expenses of $74,276 in 2008.

(7)	Julie G. Castle became an executive officer in June 2008. Amounts in the table for 2008 reflect her compensation for the entire 2008 year. Although Ms. Castle was employed by us in 2007, she was not an executive officer at such time. The amount in the All Other Compensation column for Ms. Castle includes (1) $113,124 in 2008 and $175,455 in 2009 for home maintenance and carrying costs pursuant to a home sale and relocation agreement between us and Ms. Castle and (2) $301,107 in 2008 and $44,093 in 2009 for other amounts paid under the agreement to cover a portion of the loss realized by Ms. Castle on the sale of her home, which occurred in July 2009. The amounts reflected in the All Other Compensation column do not include $20,000 in 2008 paid to her husband in connection with a potential job opportunity between us and her husband that did not materialize.
Grants of Plan Based Awards in 2009

					All Other
					Option
					Awards:	Exercise
		Estimated Future payouts			Number of	or Base	Grant Date
		Under Equity Incentive			Securities	Price of	Fair Value of
		Plan Awards			Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	($)(1)	($)(2)	($)	(#)	($/Sh)	Awards

Lyle R. Knight	5/15/2009	—	529,993	596,224	—	—	$529,993
Terrill R. Moore	5/15/2009	37,995	88,804	101,469	6,100	$15.25	$94,980
Edward Garding	5/15/2009	37,772	88,208	100,799	6,052	$15.25	$94,336
Gregory A. Duncan	5/15/2009	38,219	89,250	101,991	6,124	$15.25	$95,451
Julie G. Castle	5/15/2009	31,514	73,531	83,962	5,044	$15.25	$78,638

(1)	This represents the time restricted stock which vest one-third on each anniversary of the grant date.

(2)	This represents the performance restricted stock that are expected to vest on December 31, 2010 or 2011, based upon achievement of specified performance conditions and continued employment, and time restricted stock that vest at a rate of 33% each year through March 2, 2012, contingent on continued employment.
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Outstanding Equity Awards at 2009 Fiscal Year-End

					Stock Awards
							Equity
							Incentive
							Plan
						Market	Awards;	Equity Incentive
						Value of	Number of	Plan Awards;
	Option Awards					Shares	Unearned	Market Value
	Number of	Number of			Number of	or Units	Shares,	or Payout Value
	Securities	Securities			Shares or	of Stock	Units or	of Unearned
	Underlying	Underlying			Units of	That	Other Rights	Shares, Units or
	Unexercised	Unexercised	Option		Stock That	Have	That	Other Rights
	Options	Options (#)	Exercise	Option	Have Not	Not	Have Not	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(1)	($)	Date	(#)(2)	($)	(#)(3)	($)

Lyle R. Knight	14,000		$11.25	11/14/2012
	50,000		11.25	1/29/2013
	50,000		12.38	2/4/2014
	60,000		13.88	2/3/2015
	60,000		17.00	1/26/2016
	54,300	18,100	20.63	1/25/2017
	36,200	36,200	20.88	2/15/2018
					0	$0	28,456	$437,511
Terrill R. Moore	16,000		$10.50	2/1/2012
	16,000		11.25	1/29/2013
	16,000		12.38	2/4/2014
	18,000		13.88	2/3/2015
	18,000		17.00	1/26/2016
	13,500	4,500	20.63	1/25/2017
	9,000	9,000	20.88	2/15/2018
	0	6,100	15.25	5/15/2019
					2,040	31,365	2,728	41,943
Edward Garding	13,200		$10.50	3/16/2011
	18,000		13.88	2/3/2015
	18,000		17.00	1/26/2016
	13,500	4,500	20.63	1/25/2017
	9,000	9,000	20.88	2/15/2018
	0	6,052	15.25	5/15/2019
					2,028	31,180	2,708	41,636
Gregory A. Duncan	10,000	10,000	$21.19	5/24/2018
	0	6,124	15.25	5/15/2019
					2,052	31,549	2,740	42,128
Julie G. Castle	15,000	5,000	$22.25	7/2/2017
	6,000	6,000	20.88	2/15/2018
	0	5,044	15.25	5/15/2019
					1,692	26,015	2,256	34,686

(1)	All options granted in 2009 vest at a rate of 33% upon each anniversary of the grant date. All options granted prior to 2009 vest at a rate of 25% upon grant and 25% each year thereafter.

(2)	Represents all time restricted stock that vests at a rate of 33% each year through March 2, 2012, contingent on continued employment.

(3)	Represents all performance restricted stock that is expected to vest either on December 31, 2010 or 2011 based upon achievement of specified performance conditions and continued employment.
Option Exercises and Stock Vested in 2009

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise
Name	(#)	($)(1)

Lyle R. Knight	0	0
Terrill R. Moore	39,600	321,750
Edward Garding	48,000	411,000
Gregory A. Duncan	0	0
Julie G. Castle	0	0

(1)	The amounts in the Value Realized On Exercise column reflect the difference between the stock option exercise price and the minority appraised value of our previously-existing common stock on the date of exercise, based upon the most recent quarterly appraisal existing at such time.
Nonqualified Deferred Compensation
Pursuant to our nonqualified deferred compensation plan described above under “—Deferred Compensation Plans,” certain executives, including the named executive officers, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned, or granted with regard to long-term stock grants, in the following year.
Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments.

	Executive	Registrant
	Contributions	Contribution	Aggregate	Aggregate	Aggregate
	in Last Fiscal	in Last Fiscal	Earnings In	Withdrawals/	Balance At Last
	Year	Year	Last Fiscal Year	Distributions	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)

Lyle R. Knight	179,982	37,899	386,706	—	1,928,771
Terrill R. Moore	21,962	1,511	59,307	—	353,818
Edward Garding	—	2,421	584	—	4,021
Gregory A. Duncan	—	—	—	—	—
Julie G. Castle	56,534	5,549	38,986	—	148,434

(1)	The amounts in the Executive Contributions in Last Fiscal Year column are included as salary and/or bonus for each of the named executive officers in the summary compensation table.

(2)	The amounts in Registrant Contribution in Last Fiscal Year column are included as other compensation for each of the named executive officers in the summary compensation table.
Potential Payments upon Termination or Change of Control
The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts shown assume that such termination was effective as of December 31, 2009 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of separation.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:
•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.
At its discretion, the Board may authorize payment of a bonus on a pro rata or other basis, if at all. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2009 are contained in the various tables included above.
Severance Payments
Except for the benefits listed under the heading “—Payments Made Upon Termination” above, the named executive officers are not entitled to any other severance benefits.
Payments Made Upon Retirement
In the event of retirement, the named executive officers would be entitled to the benefits listed under the heading “—Payments Made Upon Termination” above.
Payments Made Upon Death
In the event of death, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the estates or other beneficiaries of the named executive officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (1) 2.5 times their respective base salary or (2) $300,000. For all named executive officers, the applicable amount would be $300,000. Additional benefits are available under our split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Knight, Garding and Moore would also be entitled to receive benefits equal to the lower of the net insurance amount or three times their respective base salary as follows: Mr. Knight, $1,637,000; Mr. Garding, $780,000; and Mr. Moore, $786,000.
Payments Made Upon Disability
In the event of disability, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the named executive officers are entitled to receive benefits under our group disability plan which generally provides for 50% of salary up to a maximum of $10,000 per month. For all named executive officers, the applicable amount would be $10,000 per month. Additional benefits are available under individual disability policies we maintain for each named executive officer. Under these individual policies, the named executive officers would be entitled to receive 60% of salary up to a maximum of $13,000 per month. Under the group disability plan and individual policies combined, each named executive officer would be entitled to receive a total of $13,000 per month. The individual policies also contain provisions governing catastrophic disabilities and conversion to long-term care.

Payments Made Upon a Change of Control
The named executive officers are not entitled to any payment resulting from a change in control.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us with respect to members of the Board.
During 2009, each director, other than Lyle R. Knight, received an annual retainer valued at $15,000. Directors may elect to receive all or a portion of their annual retainer in the form of cash, common stock or stock options. Each director, other than Lyle R. Knight, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairs also received an additional annual retainer valued at $7,500. Directors are entitled to receive nominal fees if they serve on the advisory boards of our branch banking offices or fulfill limited or special assignments in their capacity as members of the Board.
Thomas W. Scott received a retainer of $375,000 for his services as Chairman of the Board and James R. Scott received a retainer of $225,000 for services as Vice Chairman of the Board. These retainers were in lieu of all director fees and other retainers described above.
Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.
In addition, all directors, other than Messrs. Thomas W. Scott, James R. Scott and Lyle R. Knight, elected at or continuing as a director after the 2009 annual meeting of stockholders were granted an additional amount of stock options valued at $12,250. The target used to establish the number of options granted at that value was the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Because there has been no established trading market for our stock, the committee believes using peer group volatility has resulted in a more representative value of our stock for compensation purposes over the years.
Director Summary Compensation Table
The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2009.

	Fees Earned
	or Paid in	Stock	Options
	Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Thomas W. Scott	$375,000	$—	$—	$375,000
James R. Scott	225,000	—	—	225,000
Lyle R. Knight(3)	—	—	—	—
Elouise C. Cobell(4)	2,000	—	—	2,000
Steven J. Corning(5)	43,750	—	1,985	45,735
David H. Crum(5)	44,500	—	1,985	46,485
Richard A. Dorn(4)(5)	7,650	—	—	7,650
William B. Ebzery(5)	48,600	—	1,985	50,585
Charles E. Hart, M.D., M.S.	19,000	14,945	1,985	35,930
James W. Haugh(5)	41,500	—	1,985	43,485
Charles Heyneman(6)	34,750	—	1,985	36,735
Ross E. Leckie(5)	13,000	22,448	1,985	37,433
Terry W. Payne(5)	37,600	—	1,985	39,585
Jonathan R. Scott(7)	31,750	5,978	1,985	39,713
Julie A. Scott	14,250	—	4,415	18,665
Randall I. Scott(5)	41,650	—	1,985	43,635
Michael J. Sullivan(5)	40,750	—	1,985	42,735
Sandra A. Scott Suzor	34,750	—	1,985	36,735
Martin A. White	32,250	—	1,985	34,235

(1)	The amounts in the Stock Awards column reflect the minority appraised value of our common stock on the date of issuance, based upon the most recent quarterly appraisal existing at such time.

(2)	The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2009, computed in accordance with FASB ASC Topic 718, of stock options granted in 2009, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2009. Because of the limited number of stock options granted to non-employee directors, all of which are fully exercisable, the number of outstanding options held by the directors at December 31, 2009 was not materially different from the amounts reflected in the relevant footnotes to the beneficial ownership table and the notes thereto included under the heading “Principal Stockholders.”

(3)	Mr. Knight receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

(4)	Each of Elouise C. Cobell and Richard A. Dorn served as directors until May 2009.

(5)	Includes fees received for membership on the advisory boards of certain of our branch banking offices or additional director fees for limited or special assignments. For the year ended December 31, 2009, Mr. Crum, Mr. Haugh and Mr. Sullivan each received fees totaling $3,000; Mr. Ebzery and Mr. Payne each received fees totaling $3,600; Mr. Dorn and Mr. Randall Scott each received fees totaling $2,400; Mr. Corning received fees totaling $2,250; and Mr. Leckie received fees totaling $3,750.

(6)	Mr. Heyneman was also compensated as an employee of ours with a salary and bonus in the total amount of $89,000 for the year ended December 31, 2009, which amount is not reflected in the table above.

(7)	Mr. Jonathan Scott was also compensated as an employee of ours with a salary and bonus in the total amount of $119,420 for the year ended December 31, 2009. During 2009, in addition to options granted as a director, Mr. Scott was granted stock options to purchase 1,720 shares of our previously-existing common stock at a purchase price of $15.25. The aggregate grant date fair value for the period presented, in accordance with FASB ASC Topic 718, for these stock options granted to Mr. Scott as an employee was $1,742. For information and assumptions related to the calculation of this amount, see Notes 1 and 18 of the Notes to the Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2009. Neither the salary and bonus amount nor the stock option dollar amount is reflected in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the exchange act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, during the year ended December 31, 2009, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions:
•	Edward Garding, an executive officer, failed to report on a timely basis a January 26, 2009 exercise of stock options. This transaction was subsequently reported on February 12, 2009.

•	Julie G. Castle, an executive officer, failed to report on a timely basis a May 15, 2009 grant of stock options. This statement was subsequently filed on May 20, 2009.

•	Gregory A. Duncan, an executive officer, failed to report on a timely basis a May 15, 2009 grant of stock options. This statement was subsequently filed on May 20, 2009.

•	Edward Garding, an executive officer, failed to report on a timely basis a May 15, 2009 grant of stock options. This statement was subsequently filed on May 20, 2009.

•	Terrill R. Moore, an executive officer, failed to report on a timely basis a May 15, 2009 grant of stock options. This statement was subsequently filed on May 20, 2009.

•	Jonathan R. Scott, a director, failed to report on a timely basis a May 15, 2009 grant of stock options. This statement was subsequently filed on May 20, 2009.

•	Charles M. Heyneman, a director, failed to report on a timely basis a July 23, 2009 purchase of common stock from Homer Rollins Scott. This transaction was subsequently reported on August 11, 2009.

•	Gregory A. Duncan, an executive officer, failed to report on a timely basis a September 30, 2008 purchase of common stock through his 401(k) plan. This transaction was subsequently reported on October 2, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, stockholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.
Certain of our executive officers and directors and certain entities and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $23.8 million as of December 31, 2009, $25.0 million as of December 31, 2008, and $25.0 million as of December 31, 2007. New loans and advances on existing loans were $13.2 million in 2009, $20.0 million in 2008, and $28.2 million in 2007, and loan repayments totaled $10.3 million in 2009, $19.8 million in 2008, and $25.7 million in 2007. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us and are allowable under the Sarbanes-Oxley Act of 2002. Additionally, loans of $4.1 million in 2009, $193,000 in 2008, and $300,000 in 2007 were removed due to changes in related parties from the prior year.
We purchase property, casualty and other insurance through an agency in which Terry W. Payne, one of our directors, has a controlling ownership interest. We paid insurance premiums to the agency of $830,000 in 2009, $649,000 in 2008, and $340,000 in 2007.
We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the Chairman of the Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third-party operating expenses related to aircraft. We paid the entity $230,000 in 2009, $143,000 in 2008, and $168,000 in 2007 for our use of the aircraft. In addition, we paid third-party operating expenses of $66,000 in 2009, $315,000 in 2008, and $325,000 in 2007. We recovered a portion of these third-party operating expenses as noted below. We lease to Mr. Scott’s related entity a portion of our aircraft hanger and provide pilot services to such entity. We received payments from the related entity of $129,000 in 2009, $140,000 in 2008, and $161,000 in 2007 for aircraft hanger use, pilot fees and reimbursement of certain third-party operating expenses related to Mr. Scott’s personal use of the aircraft.
We purchase investor relations and stockholder communication services from SFS in which seven of our directors, including Thomas W. Scott, James R. Scott, Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott, Jonathan R. Scott and Randall I. Scott, have an aggregate ownership interest of 17.1%, and in which James R. Scott is Chairman. These services facilitate the effective exchange of information with over 70 Scott family beneficial stockholders and include strategic planning, business education and corporate governance consultation for our Scott family directors, employees and stockholders, thereby aligning our mutual interests. We paid SFS $342,000 in 2009, $415,000 in 2008 and $337,000 in 2007 for these services. Effective January 1, 2010, we entered into a renewable three-year agreement with SFS to continue these services for the annual fee of $350,000. Either party may terminate the agreement upon ninety days’ written notice. We also reimburse SFS for certain costs incurred on our behalf, primarily office costs of the Vice Chairman of the Board and the First Interstate BancSystem Foundation. The reimbursements totaled $81,000 in 2009, $97,000 in 2008, and $47,000 in 2007. SFS reimburses us for all salaries, wages and employee benefits expenses of its personnel that are incurred by us on behalf of SFS, for which we received $338,000 in 2009, $429,000 in 2008, and $401,000 in 2007.
In 2008, we purchased property in Billings, Montana, to build a new operations center. One of the parcels of property purchased for this project was owned by Richard A. Dorn, who was one of our directors at the time. An unrelated local developer purchased the property from Mr. Dorn immediately prior to selling the property to us for $1.3 million. Mr. Dorn’s term of office expired in May 2009.
Conflict of Interest Policy
On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to our Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.
On January 28, 2010, our Board adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy generally provides that we will not enter into any transaction or series of transactions in excess of $120,000 with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of our company and our stockholders, as approved by the independent directors of our governance & nominating committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.
Subsequent to adoption of the related person transaction policy, all of the ongoing related party transactions described above were reviewed and approved by the independent directors of the governance & nominating committee in accordance with the policy.
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SHAREHOLDER PROPOSALS
The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2011 annual meeting of shareholders is expected to be held on or about May 6, 2011, and proxy materials in connection with that meeting are expected to be mailed on or about March 25, 2011. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2011 annual meeting of shareholders is November 26, 2010, which is 120 days prior to the anniversary of the mailing date for our proxy materials. Additionally, under the terms of our amended and restated bylaws, shareholders who wish to present an item of business at the 2011 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to May 7, 2011, which will be the one-year anniversary of our 2010 annual meeting. If we do not receive notice of a shareholder proposal in advance of such date, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2011 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.
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OTHER MATTERS
We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.
Our annual report on Form 10-K, which includes audited financial statements for the fiscal year ended December 31, 2009 and a listing of exhibits, is provided herewith. Exhibits to the annual report on Form 10-K will be furnished at a charge of $0.20 per page to any shareholder who requests them in writing from Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, PO Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ CAROL STEPHENS DONALDSON
Carol Stephens Donaldson
Secretary

Billings, Montana
March 26, 2010

PROXY

First Interstate BancSystem, Inc.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918
This proxy is solicited on behalf of the Board of Directors of First Interstate BancSystem, Inc. (“FIBS”).
The undersigned hereby appoints THOMAS W. SCOTT, or LYLE R. KNIGHT, proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of FIBS held by the undersigned as of the close of business on February 28, 2010 (the “Record Date”) at the Annual Meeting of Shareholders of FIBS to be held on Friday, May 7, 2010, at 8:00 a.m., Mountain Time, at First Interstate Bank, Operations Center, 1800 Sixth Avenue North., Billings, Montana 59101, or at any adjournment thereof for the following purpose:
1.	To elect as directors the nominees proposed by the Board of Directors of FIBS, to three-year terms, or until their respective successors have been elected and qualified.

Please mark only one of the following options:

For All Nominees Listed Below

Withhold Authority to Vote for All Nominees Listed Below (Instruction: To withhold authority to vote for one or more nominees, write the name of the nominee(s) on the line immediately below.)

Nominees for a three-year term expiring in 2013:	David H. Crum, William B. Ebzery, John M. Heyneman, Jr., Terry W. Payne and Sandra A. Scott Suzor.
2.	To ratify the appointment of McGladrey & Pullen, LLP as FIB’S independent registered public accounting firm.

Please mark only one of the following options:

For Approval

Against Approval

Abstain
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated with respect to (i) the election of any of the director nominees or (ii) the ratification of FIBS’ independent registered public accountant, the shares represented by this Proxy will be voted at the meeting “FOR” approval of such proposals.
The undersigned hereby acknowledges access to and/or receipt of the Notice of the Annual Meeting of Shareholders, the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The undersigned hereby revokes any proxies given prior to the date reflected below.
Please sign exactly as your name appears below. When signing as attorney, executor, administrator, trustee, guardian, or corporate official, please add your title.

Dated: , 2010
«First_Name_Last_Name»

Shares owned as of Record Date: «Number_of_Shares»

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.

SAVINGS AND PROFIT SHARING PLAN
FOR EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM, INC.

DIRECTION AND AUTHORIZATION TO VOTE SHARES OF
FIRST INTERSTATE BANCSYSTEM, INC. STOCK

This Direction and Authorization to vote shares constitutes a proxy that is being solicited on behalf of First Interstate Bank as Trustee of the 401(k) Plan (as defined below).
The undersigned member (“Plan Member”) of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. (“401(k) Plan”) hereby authorizes and directs First Interstate Bank Wealth Management, Trustee of the 401(k) Plan, or its designated agent or proxy, to vote all shares of Class B common stock of First Interstate BancSystem, Inc. (“FIBS”) held for the account of the undersigned as of the close of business on February 28, 2010 (the “Record Date”), as the undersigned’s proxy, at the Annual Meeting of Shareholders of FIBS to be held on Friday, May 7, 2010, at 8:00 a.m., Mountain Time, at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana 59101, or at any adjournment thereof for the following purpose:
1.	To elect as directors the nominees proposed by the Board of Directors of FIBS, to three-year terms, or until their respective successors have been elected and qualified.

Please mark only one of the following options:

For All Nominees Listed Below

Withhold Authority to Vote for All Nominees Listed Below (Instruction: To withhold authority to vote for one or more nominees, write the name of the nominee(s) on the line immediately below.)

Nominees for a three-year term expiring in 2013:	David H. Crum, William B. Ebzery, John M. Heyneman, Jr., Terry W. Payne and Sandra A. Scott Suzor.
2.	To ratify the appointment of McGladrey & Pullen, LLP as FIBS’ independent registered public accounting firm.

Please mark only one of the following options:

For Approval

Against Approval

Abstain
This Direction and Authorization to Vote Shares when properly executed will be voted in the manner directed herein by the undersigned Plan Member. If no direction is indicated, the shares represented by this Direction and Authorization to Vote Shares will be voted at the meeting in accordance with the voting instructions received from a majority of the Plan Members.
The undersigned hereby acknowledges access to and/or receipt of the Notice of the Annual Meeting of Shareholders, the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The undersigned hereby revokes any authorization given prior to the date reflected below.
Please sign exactly as your name appears below. When signing as attorney, executor, administrator, trustee, guardian, or corporate official, please add your title.

Dated: , 2010
«First_Name_Last_Name»

Shares owned as of Record Date: «Number_of_Shares»

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS DIRECTION AND AUTHORIZATION TO VOTE SHARES IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.